AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 11th day of February, 2008, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Winslow Green Growth Fund and the Winslow Green Solutions Fund, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend said Agreement to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit Q to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	U.S. BANCORP FUND SERVICES, LLC
PORTFOLIOS

By: ______________________________	By: ________________________________

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President